Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-196804) and Form S-8 (Nos. 333-59598, 333-62022, 333-88086, 333-116755, 333-151580, 333-174615, 333-183269 and 333-197755) of Kindred Healthcare, Inc. of our report dated March 12, 2014, except for the effects of the restatement and revision discussed in Note 2 to the consolidated financial statements and the matter described in the second paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 14, 2014, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Gentiva Health Services, Inc. which appears in this Current Report on Form 8-K of Kindred Healthcare, Inc. dated November 17, 2014.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

November 14, 2014